Exhibit 18.1

(PricewaterhouseCoopers LLP letterhead)

November 22, 2005

Board of Directors

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended October 29, 2005. Note 6 therein describes a change in accounting principle related to the balance sheet classification of certain marketable SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), debt and equity securities from a balance sheet classification based on maturity to a classification based on the nature of the securities and its availability for use in current operations. It should be understood that the preferability of one acceptable method of accounting over another for the classification of SFAS No. 115 investment securities has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20, Accounting Changes.

We have not audited any financial statements of the Company as of any date or for any period subsequent to July 30, 2005. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP San Jose, California